Allstate Life Insurance Company
                 Allstate Financial Advisors Separate Account I
               Allstate Life Insurance Company Separate Account A
                 Allstate Life Variable Life Separate Account A

                         Supplement dated June 20, 2003
                                       to
                     Prospectuses dated May 1, 2003 or later


         This Supplement is intended to be distributed with prospectuses dated May 1, 2003 for certain market value adjusted annuity, variable annuity, and variable life insurance contracts issued by Allstate Life Insurance Company ("Allstate Life").

In the section entitled "More Information," the subsection providing information about Allstate Life is updated as follows:

         On June 11, 2003, Standard & Poor's changed its financial strength rating for Allstate Life from AA+ (Very Strong) to AA (Very Strong).

Please retain this supplement together with your prospectus for future reference.